July 15, 2025

VIA EMAIL ONLY
Dear Susan:
This letter sets forth our agreement (the "Letter Agreement") regarding advisory services to be provided by you to the Board of Directors of Andersen Group Inc. ("AGI") and your eventual service as a director on the Board of AGI.

1.Effective as of July 16, 2025, you will act as an advisor ("Advisor") to the Board of Directors of AGI, a Delaware corporation until such time as you become a director ("Director") on the Board of AGI which shall occur by no later than July 1, 2026, unless either party provides the other with reasonable advance written notice of termination of your services as an Advisor or Director at any time.

2.Remuneration as follows:
a)    As an Advisor to AGI, you shall receive 2,500 Profits Interest Units in the MD Entities (defined herein) ("PIUs"), 10% of which shall be in MD Management LLC ("Management") and 90% of which shall be in MD Investment LLC ("Investment"), which entities are indirectly owned by AGI (Management and Investment are collectively the "MD Entities"). Your obligation to purchase the PlUs shall be waived and the grant date of your PlUs shall be July 25, 20251.
b)The PlUs shall be fully vested immediately.
c)As an Advisor and Director, you must retain 1/3 of your equity and you cannot convert more than 20% of your PIUs into AGI stock per year (on a cumulative basis).
d)Should you not become a Director by July 1, 2026, AGI or an affiliate shall have the right to repurchase 80% of your PIUs at book value. Should you terminate your services as an Advisor or Director, as applicable: (i) prior to July 1, 2027, AGI or an affiliate shall have the right to repurchase 60% of your PlUs at book value; (ii) prior to July 1, 2028, AGI or an affiliate shall have the right to repurchase 40% of your PlUs at book value; and (iii) prior to July 1, 2029, AGI or an affiliate shall have the right to repurchase 20% of your PlUs at book value.

3.With respect to your services to be rendered as an Advisor or Director, such services would include the following:
a)Four Board meetings per year with two in person. For the initial year, all in person meetings will be in US. Likely locations would be either San Francisco, Chicago, Boston or New York. Over time, I would expect that we will have one meeting outside the US. All expenses for the meeting will be reimbursed by AGI and would include business class travel and lodging.
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1 The grant of the PIUs to you shall be subject to your completion and return of all required documentation by no later than July 24, 2025.

333 Bush Street Sui te 1700 San Francisco, CA 941 04 | t 415.391.2273 f 415.391.2275      Andersen.com

b)I would expect that we may have a couple of additional calls per year.
c)All in-person meeting, event and call requests will be made with reasonable advance notice, taking into account your other existing commitments.

4.Mutual Confidentiality, including of Personal Information and Other Matters.
a)AGI and you each agree to cause all non-public information that the other or any officer, employee or designated agent of AGI or you or any of AGl's affiliates may learn about one another, including your personal life, finances, business arrangements or any similar information, to be kept confidential and not to, directly or indirectly, be disclosed, used, copied, published (including on any social media forum) or otherwise disseminated, in any such case without the prior written consent of AGI or you, as appropriate, except as required by applicable law, regulation or legal process. AGI and you also acknowledge and agree that any breach of this covenant would result in irreparable injury and damage to you and AGI, for which money damages would not provide an adequate remedy, and that, in addition to any other remedies you and AGI, respectively, may have at law or in equity, you and AGI, respectively, will be entitled to seek to have such provisions specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, imposition of reasonable attorneys' fees.
b)AGI shall not (and shall not permit any of its personnel, agents or affiliates to) originate any publicity, news release or other public announcement relating to this Letter Agreement, its terms or the existence of an arrangement between the parties without your prior written consent. Notwithstanding the foregoing, Andersen shall have the right to use your name, biography and picture on the website of AGI or that of any of its affiliates, identifying you as an Advisor to AGI or a Director on its Board, as appropriate, so long as such information is limited to your position as an Advisor or Director, as appropriate, the name, biography, and picture, all to be provided by you.
c)You acknowledge that by virtue of receiving the PlUs, you shall be bound by Section 5.7 of the Limited Liability Company Agreements2 of the MD Entities; provided, however, that it is acknowledged and agreed that none of the following activities shall be considered a violation of Section 5.7 of the Operating Agreements of the MD Entities: providing advisory or other similar services to any for-profit or not-for-profit organization that either (i) does not engage in any financial services or (ii) may be involved in financial services, but whose primary business is not in direct competition with any primary business of AGI or its affiliate Andersen Tax LLC (examples of which noncompetitive entities include, but are not limited to, investment or commercial banks, asset managers, hedge funds, NGOs, educational institutions and any governmental entity).
d)Subject to the foregoing provision (c), AGI further acknowledges and agrees that you may be engaged in or employed by any other business, trade, profession or other activity, including with respect to any other board positions you may hold.

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2 The Limited Liability Company Agreements of MD Management LLC and MD Investment LLC are originally dated December 31, 2007, as amended and restated as of June 20, 2025 (the "Operating Agreements").

e)This letter Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Letter Agreement shall be governed by the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws. The parties hereby agree and consent to be subject to the jurisdiction of courts located in Delaware and waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. YOU AND AGI HEREBY IRREVOCABLY WAIVE ANY AND All RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

5.Although any estimates and projections of earnings and compensation payouts discussed with you and/or in this Letter Agreement are based on historical data and are made in good faith, the actual results may differ and unless provided otherwise, no guarantees of particular outcomes are intended by their inclusion.

Sincerely,

/s/ Mark L. Vorsatz
Mark L. Vorsatz
CEO
Andersen

7/16/2025 I 10:16:54 AM PDT
Accepted and agreed as of:_________________

By: /s/ Susan Decker
Name: Susan Decker